EXHIBIT 99.1

                Airtrax Community Mourns Death of CEO Peter Amico

BLACKWOOD,  N.J., Aug. 28  /PRNewswire-FirstCall/ -- Airtrax, Inc. (OTC Bulletin
Board: AITX - News), a developer of patented, Omni-Directional technology with military and commercial applications, announced today that Company CEO Peter Amico passed away over the weekend on August 25, 2006.

In  addition,  on August 28, 2006 the  Company's  Board of  Directors  appointed
Nicholas Fenelli, the Company's Chief Operating Officer, as the Interim Chief Executive Officer of Airtrax. Fenelli stated, "Pete's death is a shock to us all. This is a very, very sad day for anyone who ever had the opportunity to work with Pete firsthand. Everyone in the Airtrax community sends their prayers, kind thoughts, and condolences to the Amico family. His years of dedication and commitment to Airtrax as a company founder, entrepreneur, team leader, and friend will never be forgotten and our collective thoughts and prayers will be with Pete forever."

The Board of Directors will be meeting this week to discuss further changes and actions that will be taken, as warranted, in an attempt to minimize disruptions to the Company's ongoing operations. Further Company updates will be provided to the financial community as information becomes available.

A memorial funeral service will be held at noon on Wednesday in the Pancoast Funeral Home, 676 S. Main Road, Vineland, NJ, where relatives and friends will be received after 10:30 a.m. Masonic funeral services will be held at the same location beginning at 11:45 a.m.

In lieu of flowers, memorial contributions may be made to the Deborah Hospital, P.O. Box 820, Browns Mills, NJ, 08015-0820.

About Airtrax,  Inc.:

A U.S.-based developer of Omni-Directional technology, Airtrax designs and manufactures Omni-Directional vehicles. The Airtrax patented wheel was designed and developed by Airtrax after receiving a technology transfer from the U.S. Navy in the form of a Cooperative Research and Development Agreement (CRADA).

The SIDEWINDER(TM) Omni-Directional Lift Truck and the Airtrax Cobra(TM) and King Cobra(TM) aerial work platforms (AWPs) are the first Omni-Directional vehicles using Omni-Directional technology and the patented Airtrax wheel to be commercially produced. The nearly maintenance-free design also reduces maintenance costs, delivering cost efficiencies to companies both large and small. The Airtrax-patented Omni-Directional wheel is manufactured exclusively for Airtrax vehicles. For more information and to view a must-see product demonstration, visit http://www.airtrax.com.

    For further information, contact:

    At the Company:
    Airtrax Inc.
    856-232-3000

    http://www.airtrax.com

    Investor Relations:
    Equity Performance Group
    Don Wilkinson
    617-723-0070
    don@equityperfgp.com
    http://www.equityperformancegroup.com

The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.